INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Applied Digital Corporation on Post-effective Amendment No. 1 to Form S-1 on Form S-3 File No. 333-267478 of our report dated August 29, 2022, with respect to our audits of the consolidated financial statements of Applied Digital Corporation as of May 31, 2022 and 2021 and for the years ended May 31, 2022 and 2021 appearing in the Annual Report on Form 10-K of Applied Digital Corporation for the year ended May 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP
New York, NY
May 8, 2023